Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

AMETEK EXECUTIVE CHAIRMAN FRANK S. HERMANCE TO RETIRE
— David A. Zapico Elected Chairman of the Board —
— Anthony J. Conti Named Lead Independent Director —

BERWYN, PA, JUNE 5, 2017 – After 27 years with AMETEK, Inc. (NYSE: AME), Frank S. Hermance has chosen to retire as Executive Chairman of the Board of Directors, effective July 7, 2017. Mr. Hermance’s retirement culminates a remarkable and distinguished career at AMETEK, including 17 years as Chief Executive Officer.

Mr. Hermance, who joined AMETEK in 1990 as Group Vice President, served as President of AMETEK’s Precision Instruments Group from 1994 to 1996. He was promoted to Chief Operating Officer in 1996, a role he held until 1999, when he was named Chief Executive Officer. He was elected Chairman of the Board in 2001. In May 2016, Mr. Hermance was named Executive Chairman of the Board after stepping down as Chief Executive Officer.

During his tenure as Chief Executive Officer, Mr. Hermance led a highly successful transformation of AMETEK into a leading global, diversified manufacturing company. Under his leadership, AMETEK has seen outstanding improvements in all key financial metrics. Sales increased from $925 million to $4 billion; diluted earnings per share grew at a 15% compounded annual growth rate; and AMETEK’s market capitalization increased more than 1,500 percent from approximately $700 million to over $11 billion.

Mr. Hermance accelerated AMETEK’s growth as a global, differentiated company. He used acquisitions and internal development to shift AMETEK into more highly differentiated businesses and establish new growth platforms for the Company. He focused on Operational Excellence to maintain strong operating margins and achieve superior working capital and asset management results, and he added to AMETEK’s reputation as a technology leader and product innovator.

“I am extremely proud of AMETEK’s accomplishments and successes. It has been a tremendous honor for me to lead this outstanding Company and its dedicated employees through our transition into a world-class company,” comments Mr. Hermance. “With the strong support of our Board of Directors, I am confident that AMETEK will continue to create meaningful value for all of its stakeholders under the leadership of Dave Zapico and his excellent management team.”

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AMETEK EXECUTIVE CHAIRMAN FRANK S. HERMANCE TO RETIRE

David A. Zapico, AMETEK Chief Executive Officer and a member of its Board, assumes the additional role of Chairman of the Board, effective July 7, 2017. Mr. Zapico, a 27-year AMETEK veteran, was named Chief Executive Officer and a member of the Board in May 2016. Prior to that, he was Executive Vice President and Chief Operating Officer from 2013 to 2016 and served as President, Electronic Instruments from 2003 to 2013.

“Frank has been a driving force behind AMETEK’s strategic vision, our consistently strong operational performance, and outstanding shareholder returns,” comments Mr. Zapico. “Frank led AMETEK on a steady and consistent growth path, while building a strong foundation and culture that will allow us to capitalize on the tremendous growth potential of AMETEK in the years ahead.”

“The Board of Directors thanks Frank for his leadership and dedicated service to AMETEK,” notes James R. Malone, Chairperson of AMETEK’s Corporate Governance and Nominating Committee. “Throughout his tenure, Frank focused on developing talent while ensuring a well-designed succession plan was in place. As a result, we have incredibly talented leaders, like Dave and his executive team, who have seamlessly transitioned into their leadership roles.”

The Board also named Anthony J. Conti, a current Board member, as Lead Independent Director, effective July 7, 2017. In this newly created position, Mr. Conti will chair meetings of the independent directors, help develop Board meeting agendas, and serve as a liaison to Chairman and Chief Executive Officer David Zapico. Mr. Conti will remain the Chairperson of the Audit Committee of the Board.

Mr. Conti has served as an AMETEK Director since 2010. He retired in 2009 from PricewaterhouseCoopers after a distinguished 37-year career, including 29 years as a partner. He is currently a Director of Bio Telemetry, Inc.

“Tony has made tremendous contributions to the AMETEK Board, and I am very pleased that he has been named to become our Lead Independent Director,” adds Mr. Malone. “He is the right person to serve in this new role.”

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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